Exhibit 10.1

Spark Networks SE

2020 Long Term Incentive Plan

Terms & Conditions

January 2020

Terms & Conditions of the Long Term Incentive Plan

Table of Contents

Table of Contents	2
List of Definitions	3
§ 1 Options; Strike Price; Stock Price	4
§ 2 Grant Date; Plan Term	5
§ 3 Vesting	5
§ 4 Termination of Employment	7
§ 5 Settlement Dates	8
§ 6 Exercise of Options	8
§ 7 Option Value	9
§ 8 Cash Settlement	9
§ 9 Share Settlement	10
§ 10 Anti-Dilution Protection	11
§ 11 Delisting	12
§ 12 Listing of ADSs on another Stock Exchange; Listing of Shares instead of ADSs;	13
§ 13 Administrator	14
§ 14 Notices	15
§ 15 Non-Transferability	15
§ 16 Corporate Governance	16
§ 17 Taxes and Public Charges	16
§ 18 No Company Practice; No Remuneration for Services in the Past;	17
§ 19 Final Provisions	17

Terms & Conditions of the Long Term Incentive Plan

List of Definitions

Accelerated Vesting	5	Settlement Exercise Date	8
Administrator	14	Settlement Reference Date	8
ADS	4	Share	4
ADS Stock Price	4	Share Number Decrease	10
Cash Settlement	4	Share Number Increase	10
Claim	4	Share Settlement	4
Claw-back Condition	6	Share-for-Share Transaction	13
Claw-back Period	6	Spark	4
Decrease Ratio	10	Spark Group	4
Delisting	12	Strike Price	4
Delisting Cash Payment per Share	12	Substitution Plan	17
Employer Company	7	Super Dividend	11
Exchange ADSs	13	Taxes	16
Exchange Ratio	13	Terms & Conditions	4
Exchange Shares	13	Vesting Date	5
Exercise Notice	8	LTI	4
Grant Date	5
Increase Ratio	10
Letter of Grant	4
Liquidity Event	6
Option	4
Option Value	4
Plan Participant	4
Plan Term	5
Regular Vesting	5
Relevant Contract	7
Relevant Position	7
Settlement Date	8

Preamble

Spark Networks SE (“Spark”) is a European stock corporation (Societas Europaea) with its corporate seat in Germany.
The ordinary shares of Spark (each a "Share”) can be traded through American Depositary Shares listed on the NYSE American LLC (each an "ADS”) with each ADS representing 0.1 Shares.
This Long Term Incentive Plan 2020 (the “LTI”) which is governed by these Terms & Conditions (the “Terms & Conditions”) is a long term incentive plan established by Spark for selected executives and employees of Spark and its subsidiaries (collectively, the “Spark Group”) as part of their remuneration for future services within the Spark Group. All prior virtual stock option plans shall continue. Spark shall be entitled to replace this LTI by a new US incentive plan once such US incentive plan is established.

Terms & Conditions of the Long Term Incentive Plan

§ 1
Options;
Strike Price; Stock Price

1.1	Each participant of this LTI (a "Plan Participant") shall be granted, by a separate letter of grant (the "Letter of Grant"), a certain number of virtual stock options (each an "Option").

1.2
Each Option represents the right to receive, upon exercise, a certain amount in cash (the "Option Value" and the respective payment claim of the Plan Participant a "Claim") to be determined in accordance with § 7 below on the basis of

(a)	the strike price for the respective Option in USD as specified in the Letter of Grant (the "Strike Price"); and

(b)	the relevant ADS Stock Price (as defined in § 1.5 below).
For the avoidance of doubt, the Strike Price can be determined as being below the ADS Stock Price, even at zero (“Zero-Priced Options”) and a Letter of Grant can grant to a Plan Participant different Options and Zero-Priced Options with different conditions for Vesting. The provisions in the Letter of Grant shall prevail over the conditions of this LTI.

1.3
Options shall be granted either (i) with a Strike Price equal to the relevant ADS Stock Price, or (ii) with exercise and settlement to occur, notwithstanding anything else herein, including without limitation Section 5.3 hereof, no later than the March 15th of the year following the year in which the applicable Vesting Date occurs or (iii) with exercise and settlement to occur automatically upon a specified date or in connection with payment events as set forth in the applicable Letter of Grant, provided that (x) such events must be permissible payment events within the meaning of US Treasury Regulation 1.409A-3(a) under the U.S. Internal Revenue Code and (y) notwithstanding anything else herein, including without limitation Section 5.3 hereof, settlement must in all events occur no earlier than 30 days prior to such payment event and no later than December 31st of the year in which such payment event occurs or, if later, the 15th day of the third month following such event.

1.4
Spark shall be entitled to elect, at its sole discretion, instead of a settlement of the Option Value of the exercised Options and the according Claims in cash (a "Cash Settlement"), a settlement of the Option Value and the according Claims (or any part thereof) in Shares or ADSs ("Share Settlement"). However, for the avoidance of doubt, the Plan Participants shall not have a right to request a Share Settlement or otherwise request a delivery of Shares or ADSs, respectively.

1.5
The term "ADS Stock Price" in relation to a certain date shall mean the average closing price in USD of one ADS in trading on the NYSE American LLC for the period of five trading days prior to such date. The ADS Stock Price shall be calculated by Spark based on the daily closing prices in trading on the NYSE American LLC and with an accuracy (in USD) of two digits after the decimal point by rounding half up (kaufmännisches Auf- bzw. Abrunden auf die zweite Nachkommastelle).

Terms & Conditions of the Long Term Incentive Plan

§ 2
Grant Date; Plan Term

2.1
For purposes of these Terms & Conditions, the term "Grant Date" shall mean the effective date for the grant of the respective Plan Participant’s Options as specified in the relevant Letter of Grant irrespective of the date of the respective Letter of Grant or the date of its acceptance by the respective Plan Participant, it being understood that the Grant Date shall always be set at the end of a month.

2.2	The LTI has a regular term of 85 months commencing with the Grant Date (the "Plan Term").

§ 3
Vesting

3.1
Options shall vest in accordance with the following provisions. A Letter of Grant may provide for specific vesting conditions, especially with regard to Zero-Priced Options, in order to comply with requirements outlined in section 1.3 above.

3.2	The Options of a Plan Participant are subject to a staggered regular vesting (the "Regular Vesting”) with the following vesting dates (each a "Vesting Date"):

(a)
25% of the total number of Options granted to the respective Plan Participant as per a certain Grant Date shall vest as per the end of the 12th month after the relevant Grant Date (one-year cliff); and

(b)	an additional 6.25% of such Options shall vest as per the end of each additional 3‑month period until the end of the 48th month after the relevant Grant Date.
If 25% or 6.25% of the total number of Options granted to the respective Plan Participant as per a certain Grant Date is not an integer, the result shall be rounded up to the nearest whole number with the last 6.25% being reduced accordingly.

3.3	The Regular Vesting shall be suspended, and the Vesting Dates of still unvested Options shall be extended accordingly, during the following times:

(a)	Times during which the Plan Participant is not permitted to engage in employment under the German Act for Protection of Mothers (Mutterschutzgesetz) and/or takes a parental career break (Elternzeit),

(b)
Times during which the Plan Participant is incapable to work due to invalidity, illness or accident and is not entitled to claim on-going payment of her/his remuneration (Lohnfortzahlung) any longer, or

(c)	Times during which the Plan Participant takes unpaid leave or educational/training leave.

Terms & Conditions of the Long Term Incentive Plan

The Options of a Plan Participant are further subject to an accelerated vesting in case of a Liquidity Event (as defined in § 3.4 below) as follows (the "Accelerated Vesting"): All Options of a Plan Participant not yet vested (and not lapsed) prior to the occurrence of the Liquidity Event shall immediately vest upon the occurrence of the Liquidity Event.

3.4	The term "Liquidity Event" shall mean:

(a)
The consummation (dinglicher Vollzug) of any transaction or series of related transactions, including (i) off-market disposals (außerbörsliche Veräußerung) of Shares (including, without limitation, by way of block trades, a public offering or private placement of Shares), (ii) mergers or other transformation measures (Umwandlungsmaßnahme) under the German Transformation Act (Umwandlungsgesetz) or comparable statutory provisions of other jurisdictions, (iii) capital measures (Kapitalmaßnahmen) or (iv) other transactions of similar effect, whereby one single person or a group of persons acting in concert acquire at least 50% of all Shares outstanding from time to time.

(b)	The liquidation of Spark; or

(c)	A Delisting of Spark (as defined in § 11.3 below).

§ 4
Termination of Employment

4.1	Subject to § 4.2 below, unvested Options and Zero-Priced Options of a Plan Participant shall lapse without compensation if, prior to the Vesting Date,

(a)
the Plan Participant or the applicable company of the Spark Group gives notice of termination of the Plan Participant’s employment, service or consultancy contract with the applicable company of the Spark Group (the "Employer Company” and the "Relevant Contract", respectively) or of an according position as managing director or board member of the Employer Company (if any) (the "Relevant Position"), or the Relevant Contract and/or the Relevant Position is prematurely terminated by mutual agreement (with the date of receipt of the termination notice or the date of the mutual agreement, respectively, being decisive regardless of the date of the actual termination);

(b)
the Plan Participant’s Relevant Contract or Relevant Position with the Employer Company terminates for any other reason (including, without limitation, due to the expiration of the respective term of the Relevant Contract or the Relevant Position, retirement for age, permanent invalidity or death); or

(c)	the Employer Company ceases to form part of the Spark Group.

Terms & Conditions of the Long Term Incentive Plan

Subject to § 4.3 below, all Options and Zero-Priced Options of a Plan Participant which are already vested at the relevant date shall remain unaffected in the cases of (a) through (c) above.

4.2
The provisions of § 4.1 above shall not apply to a termination of the Relevant Contract and/or the Relevant Position with the Employer Company or to the Employer Company’s ceasing to form part of the Spark Group if, irrespective of such termination or such ceasing, the Plan Participant continues to be employed with, or to provide services to, the Spark Group under a new employment, service or consultancy contract with a company of the Spark Group. In this case, the respective Plan Participant’s unvested Options and Zero-Priced Options shall continue to vest in accordance with § 3 above. For the avoidance of doubt, if subsequently a further event pursuant to § 4.1 (a) through (c) above occurs (including, if the (last) Employer Company subsequently ceases to form part of the Spark Group), § 4.1 above shall apply to such further event in accordance with its terms.

4.3	All still unexercised or unsettled Options and Zero-Priced Options held by a Plan Participant, whether vested or unvested, shall lapse without compensation if, prior to the relevant Settlement Date,

(a)
the Relevant Contract or the Relevant Position is terminated by the Employer Company for reasons related to the conduct of such Plan Participant (verhaltensbedingt) by notice or termination or mutual agreement (with the date of receipt of the termination notice or the date of the mutual agreement, respectively, being decisive regardless of the date of the actual termination), or

(b)
the Plan Participant acts in a way that justifies a termination of the Relevant Contract or the Relevant Position by the Employer Company for reasons related to the conduct of such Plan Participant (verhaltensbedingt).

§ 5
Settlement Dates

5.1
For the Cash Settlement or, to the extent elected by Spark, a Share Settlement of Options and Zero-Priced Options, the following settlement dates (each a "Settlement Date") shall be offered to the Plan Participants subject to a proper exercise or deemed exercise, as the case may be, of the relevant Options and Zero-Priced Options:

Following the one-year cliff there shall be quarterly Settlement Dates on April 12, June 7, September 6 and December 7 provided these dates can be changed by Spark in order to align those with the disclosure of financial information by notice to the Plan Participants at least eight weeks before the original Settlement Date. The last Settlement Date for an Option or a Zero-Priced Option shall be the Settlement Date immediately prior to the seventh anniversary of the Letter of Grant.

Terms & Conditions of the Long Term Incentive Plan

5.2
The date two weeks ahead of the respective Settlement Date shall be referred to as the corresponding "Settlement Reference Date". The date six weeks ahead of the respective Settlement Date shall be referred to as the corresponding "Settlement Exercise Date".

5.3
Notwithstanding any contrary terms within the LTI, Spark shall have the absolute discretion to delay any of the Settlement Dates with respect to any Options and Zero-Priced Options (i) until such time as the respective Settlement Date does not fall during a blackout period under Spark’s Insider Trading Policy or (ii) to the extent Spark determines such delay is either desirable or required in order to comply with applicable securities laws or (iii) if legal or technical requirements to create new shares and to covert those into ADRs require more time for the delivery of the shares.

§ 6
Exercise of Options

6.1	The exercise of Options and Zero-Priced Options requires their prior vesting.

6.2	Options and Zero-Priced Options are exercised by a respective exercise notice of the respective Plan Participant (an "Exercise Notice").

6.3
The Exercise Notice must (i) state the number of Options and/or Zero-Priced Options which are exercised as per the relevant Settlement Date and (ii) be received by Spark no later than on the corresponding Settlement Exercise Date provided, however, that each Plan Participant may withdraw his/her Exercise Notice until the business day before the relevant Settlement Reference Date by notice to Spark.

6.4	Options and Zero-Priced Options which are still unexercised after the Settlement Reference Date of the last Settlement Date shall lapse without compensation.

§ 7
Option Value

7.1	Subject to the following provisions, the Option Value per Option shall equal the ADS Stock Price as per the relevant Settlement Reference Date minus the Strike Price of such Option.

7.2	If the Option Value is zero or negative as per the relevant Settlement Reference Date, the Options shall be deemed not exercised.

7.3
The Option Value per Option shall be limited to ten times the Strike Price. The Option Value per Zero-Priced Option shall be limited to USD 50.-. In case that Zero-Priced Options are exercised at an Option Value of more than USD 50.- such a number of exercised Zero-Priced Options shall be deemed to have lapsed to limit the average Option Value of all exercised Zero-Priced Options to a maximum of USD 50.-.

Terms & Conditions of the Long Term Incentive Plan

§ 8
Cash Settlement

8.1
If, and to the extent, Spark does not elect a Share Settlement, the Option Value per exercised Option and Zero-Priced Option shall be converted to EUR with the official USD-EUR exchange rate as per the Settlement Reference Date and be paid to the Plan Participant in cash (after deduction of wage tax and other statutory levies), at the election of Spark, by the respective Settlement Date or together with the payment by the Employer Company of the regular monthly salary for the following month.

8.2	Spark may elect, that no USD-EUR conversion shall be made, if and to the extent, the respective Plan Participant is employed within the US.

§ 9
Share Settlement

9.1	With regard to some or all vested Options and Zero-Priced Option of a Plan Participant, Spark may elect a Share Settlement.

9.2
If, and to the extent, Spark elects a Share Settlement with respect to the applicable Settlement Date, the aggregate Option Value of the exercised Options and Zero-Priced Options (or the part thereof which is part of the Share Settlement, respectively) shall be translated into a corresponding number of ADSs as follows:

(a)
The aggregate Option Value of the respective Options and Zero-Priced Options (or the part thereof which is part of the Share Settlement, respectively) is divided by the ADS Stock Price as per the Settlement Reference Date.

(b)
If the resulting number of ADSs is not an integer (or does not represent a whole number of Shares), any partial ADSs (and any ADSs not representing a whole number of Shares) will be retranslated into a corresponding USD amount, converted to EUR with the official USD-EUR exchange rate as per the Settlement Reference Date (if applicable) and settled in cash.

9.3
The resulting number of ADSs representing a whole number of Shares may be created by the issuance of Shares against contribution in kind of the corresponding Claims (or the relevant part thereof) by the respective Plan Participant to Spark (with the Plan Participant being obliged to such contribution, including via an agent or trustee, as a result of the election by Spark of the Share Settlement). The application for registration of the consummation of the corresponding share capital increase of Spark shall be filed with the commercial register by the respective Settlement Date (with the issuance of the ADSs to occur in due course thereafter). Alternatively, Spark may (i) use Shares held in treasury (eigene Aktien) (if any) for, or (ii) enter into and/or perform any other transaction that, at Spark’s sole discretion, is appropriate to serve, the creation and delivery of the required ADSs.

Terms & Conditions of the Long Term Incentive Plan

9.4
Spark shall notify the Participants of the election of a Share Settlement in relation to the respective Settlement Date, and the part of the Option Value which shall be subject to a Share Settlement, no later than one month before such Settlement Date.

9.5
Spark will use reasonable efforts to establish an “exercise and sell concept” for the Plan Participants in case of a Share Settlement to allow the Plan Participants, via an Administrator (as defined in § 13 below), a sale of ADSs to be delivered under the Share Settlement in a way as to allow a deduction of wage tax and other applicable levies resulting from the Share Settlement from the proceeds of such sale. Alternatively, Spark may limit the Share Settlement to an appropriate part of the Option Value in order to allow a deduction of wage tax and other applicable levies from the part of the Option Value which is settled by way of a Cash Settlement.

§ 10
Anti-Dilution Protection

10.1
If, between the Grant Date and the respective Settlement Date, the total number of Shares is increased due to an increase of Shares without contributions being made to Spark in this context (a "Share Number Increase" and the ratio between the total number of Shares after the Share Number Increase and the total number of Shares prior to the Share Number Increase, the "Increase Ratio") including, without limitation, by way of a share split (Aktiensplit) or a share capital increase from Spark’s reserves (Kapitalerhöhung aus Gesellschaftsmitteln) which is effected by the issuance of new shares,

(a)
the total number of all outstanding (vested and unvested) Options and Zero-Priced Options granted to a Plan Participant shall be increased by multiplication with the Increase Ratio and rounding the result, if it is not an integer, to the nearest integer;

(b)	the corresponding Strike Price shall be reduced by division through the Increase Ratio; and

(c)
for purposes of calculating an ADS Stock Price, stock prices not yet reflecting the Share Number Increase shall be adjusted by division through the Increase Ratio and the according trading volume (in numbers of traded ADSs) shall be adjusted by multiplication with the Increase Ratio.

10.2
If, between the Grant Date and the respective Settlement Date, the total number of Shares is decreased without distributions being made in this context by Spark to its shareholders (a "Share Number Decrease" and the ratio between the total number of Shares after the Share Number Decrease and the total number of Shares prior to the Share Number Decrease, the "Decrease Ratio") including, without limitation, by way of a share combination (Aktienzusammenlegung) or a share cancellation (Einziehung von Aktien),

Terms & Conditions of the Long Term Incentive Plan

(a)
the total number of all outstanding (vested and unvested) Options and Zero-Priced Options granted to a Plan Participant shall be reduced by multiplication with the Decrease Ratio and rounding the result, if it is not an integer, to the nearest integer;

(b)	the corresponding Strike Price shall be increased by multiplication with the Increase Ratio; and

(c)
for purposes of calculating an ADS Stock Price, stock prices not yet reflecting the ADR Number Decrease shall be adjusted by division through the Decrease Ratio and the according trading volume (in numbers of traded ADSs) shall be adjusted by multiplication with the Decrease Ratio.

A cancellation of treasury shares shall not qualify as Share Number Decrease if the relevant Shares have been acquired by the Spark Group against consideration (in particular, without limitation, by way of a share buy-back).

10.3
The provisions on a Share Number Increase shall apply mutatis mutandis if the number of ADSs representing one Share is increased, and the provisions on a Share Number Decrease shall apply mutatis mutandis if the number of ADSs representing one Share is decreased.

10.4
If, between the Grant Date and the respective Settlement Reference Date, Spark distributes a Super Dividend (as defined below) the ADS Stock Price as per the respective Settlement Date used for the calculation of the Option Value shall be increased by an amount equaling the amount of the Super Dividend per Share divided by the number of ADSs representing one Share.

No adjustments shall be made for dividend distributions to the extent they do not qualify as Super Dividend.
The term “Super Dividend” shall mean the amount in EUR by which the total gross dividend distribution(s) distributed by Spark for a certain fiscal year exceed(s) 50% of the consolidated net income (Konzernjahresüberschuss) of Spark in EUR of the relevant fiscal year as such figure is published by Spark after (i) conversion of such amount to USD with the official EUR-USD exchange rate as per payment date of the respective dividends and (ii) division by the total number of Shares entitled to dividends for such year.

10.5
In the case of other changes to Spark’s share capital or its composition or other measures resolved by the shareholders’ meeting of Spark resulting in a dilution of the economic value of Options held by the Plan Participants, Spark shall be entitled to determine, at its sole discretion, whether or not and how to make appropriate adjustments (including, without limitations, adjustments of the Strike Price, number of Options and/or calculation of the relevant ADS Stock Price) in order to eliminate, entirely or partly, the impact of the relevant measure on the overall economic value of the Options held by each Plan Participant.

§ 11
Delisting

Terms & Conditions of the Long Term Incentive Plan

11.1
If a Delisting (as defined in § 11.3 below) occurs between the respective Grant Date and the last Settlement Date, all exercised Options and Zero-Priced Options not settled prior to the occurrence of the Delisting shall be settled solely by way of a Cash Settlement (without Spark being entitled to elect a Share Settlement for the settlement of such Options and Zero-Priced Options). However, subject to the provisions on an Accelerated Vesting due to a Delisting, the Delisting shall not affect the Settlement Dates or the provisions on the exercise of Options and Zero-Priced Options.

11.2
For purposes of calculating the Option Value pursuant to § 7 above for Options and Zero-Priced Options settled after the occurrence of a Delisting, the ADS Stock Price as per the relevant Settlement Reference Date shall be deemed the highest of:

(a)	The ADS Stock Price as per the relevant Settlement Reference Date (if any);

(b)	The ADS Stock Price as per the date of the occurrence of the Delisting; and

(c)
The Delisting Cash Payment per Share (as defined below) (if any) after (i) division by the number of ADSs representing one Share and (ii) if in EUR, converted to USD with the official EUR-USD exchange rate as per the Settlement Reference Date.

11.3	Subject to § 12.3 below, a "Delisting" shall be deemed to have occurred on the first trading day on the NYSE American LLC, on which

(a)	ADSs are no longer listed on the NYSE American LLC or another US stock exchange; and

(b)
Shares are not listed on the NYSE American LLC or another US stock exchange or admitted for trading on an organized market within the European Economic Area within the meaning of Sec. 2 para. 7 and 8 of the German Securities Acquisition and Takeover Act (WpÜG) (or in the United Kingdom should the latter no longer belong to the European Economic Area); and

(c)	a respective listing or admission for trading of Shares within the meaning of (b) above has also not been applied for (with such listing or admission being granted in due course thereafter).

11.4
The term "Delisting Cash Payment per Share”) shall mean the cash compensation (Barabfindung) or offer price (Angebotspreis) per Share duly offered to shareholders of Spark in accordance with relevant statutory provisions or regulation in connection with the Delisting or in connection with a corporate reorganization measure (e.g. Squeeze-out, merger, conversion of legal form etc.) leading to a Delisting. A subsequent adjustment of such cash consideration or offer price in connection with court proceedings relating to the Delisting or the respective corporate reorganization measure (including, without limitation, under the German Appraisal Proceedings Act (Spruchverfahrensgesetz)) or in connection with any other settlement of claims of shareholders of Spark relating to the Delisting or the respective corporate reorganization measure shall not affect the Delisting Cash Payment.

Terms & Conditions of the Long Term Incentive Plan

§ 12
Listing of ADSs on another Stock Exchange;
Listing of Shares instead of ADSs;
Share-for-Share Transactions

12.1
For times, during which ADSs are no longer listed on the NYSE American LLC but instead on another US stock exchange, the stock prices of ADSs on such other stock exchange shall be used to calculate the relevant ADS Stock Prices pursuant to § 1.5.

12.2
If ADSs are no longer listed on a US stock exchange but, instead, Shares are listed on a US stock exchange or admitted for trading on an organized market within the European Economic Area within the meaning of Sec. 2 para. 7 and 8 of the German Securities Acquisition and Takeover Act (WpÜG) (or in the United Kingdom should the latter no longer belong to the European Economic Area), still unsettled Options shall be adjusted in order for such Options to then be linked to Shares and the stock price of Shares on the relevant stock exchange instead of to ADSs and the stock price of ADSs based on the number of ADSs representing one Share, without otherwise affecting the aggregate economic value of Options held by the respective Plan Participant. Spark shall be entitled to make appropriate adjustments of the Terms & Conditions to this effect (including, a respective adjustment of the number of Options, the Strike Price and the calculation of the Option Value) which shall be binding for the Plan Participants upon their notification of such adjustments.

12.3
In case of future corporate reorganizations or transactions involving Spark (including, without limitation, business combinations), under which the shareholders of Spark receive, or are offered to receive, in exchange for their Shares shares in another company ("Exchange Shares" and the relevant exchange ratio the "Exchange Ratio") which are listed, or to be listed in connection with such reorganization or transaction, (including through American Depositary Shares representing Exchange Shares ("Exchange ADSs")) on a US stock exchange or a stock exchange within the European Economic Area (including the United Kingdom) (a "Share-for-Share Transaction"), Spark (or its successor company under the Share-for-Share Transaction) shall be entitled to elect, at its sole discretion, to adjust still unsettled Options in order for such Options to then be linked to Exchange Shares or Exchange ADSs (as applicable) and the stock price of Exchange Shares or Exchange ADSs (as applicable) instead of to ADSs or Shares[, provided that, in the case of Options held by U.S. taxpayers, any such adjustments will only be made to the extent such corporate reorganization or transaction constitutes a change in the ownership or effective control of, or in the ownership of a substantial portion of the assets of, Spark, in each case within the meaning of U.S. Treasury Regulation Section 1.409A-3(a)((i)(5)]. Such adjustment shall be based on the Exchange Ratio and the number of ADSs representing one Share (and, if applicable, the number of Exchange ADSs representing one Exchange Share), without otherwise affecting the aggregate economic value of Options held by the respective Plan Participant. Spark (or its successor company under the Share-for-Share Transaction) shall be entitled to make appropriate adjustments of the Terms & Conditions to this effect which

Terms & Conditions of the Long Term Incentive Plan

shall be binding for the Plan Participants upon their notification of such adjustments with such notification to be made no later than one month after the consummation of the Share-for-Share Transaction (the "Exchange Notification"). In case of a timely Exchange Notification, the respective Share-for-Share Transaction and a termination of the listing of ADSs or Shares resulting therefrom, shall not qualify as Delisting within the meaning of § 11.3.

§ 13
Administrator

13.1
Spark shall be entitled, at its sole discretion, to appoint (and to remove and/or replace) a bank or other professional service provider as administrator and/or trustee for the administration of the LTI (an “Administrator”). Spark shall notify the Plan Participants of the appointment (as well as of the removal and/or replacement) of an Administrator.

13.2
Upon request of Spark, each Plan Participant is obliged to enter into an appropriate trust and/or custody agreement with the respective Administrator, and to accept subsequent amendments of such agreement required by the Administrator, in order to allow

(a)
the Administrator to act as settlement agent and/or trustee for the respective Plan Participant in relation to payments and/or Shares and/or ADSs receivable under the Cash Settlement and/or the Share Settlement (including, without limitation, the contribution and transfer of any portions of the respective Plan Participant’s Claims under the Share Settlement); and

(b)	The transmission of personal data to, and the processing of such data by, the respective Administrator as necessary for the administration and execution of the LTI Program.

§ 14
Notices

14.1
Unless a stricter form is required by law or applicable regulation, notices and declarations to be made by a Plan Participant to Spark or vice versa under these Terms & Conditions (including the Exercise Notice) shall be made in writing (schriftlich) or, if a special secured website is provided for by Spark for the LTI, electronically through such website, provided that the relevant Plan Participants have been notified in writing (schriftlich) with the address of, and an access code for, such website.

14.2
Furthermore, Spark shall be entitled to request that specific forms (Formulare) provided for by Spark are used by the Plan Participants for certain notices and declarations under these Terms & Conditions (including for the Exercise Notice and/or for the subscription of Shares and/or the contribution of any Claims or parts thereof under a Share Settlement).

Terms & Conditions of the Long Term Incentive Plan

14.3
Notifications to be made by Spark to Plan Participants under these Terms & Conditions may be addressed to the most recent address of the applicable Plan Participant of which such Plan Participant has notified Spark and shall be deemed to be received by such Plan Participant (zugegangen) upon delivery to, or receipt at, such address. Notifications made via a password-protected website pursuant to § 14.1 above shall be deemed to be received by the relevant Plan Participant (zugegangen) on the date on which they are made available to the relevant Plan Participant on such website.

14.4	If an Administrator has been appointed, notifications to be made by Spark to Plan Participants under these Terms & Conditions may also be made by the Administrator.

§ 15
Non-Transferability

15.1
Options, and Zero-Priced Options and Claims resulting from the exercise of Options and and Zero-Priced Options are neither assignable nor transferable other than by will (letztwillige Verfügung) or in accordance with applicable laws of succession (gesetzliche Erbfolge).

15.2	However, Claims and any parts thereof shall be freely assignable and transferable for purposes of any Share Settlement and may, in particular (without limitation), be freely assigned and transferred

(a)	by Plan Participants to Spark, the Administrator and/or any of its affiliates and

(b)	by the Administrator and its affiliates to Spark or other affiliates of the Administrator for purposes of a Share Settlement.

§ 16
Corporate Governance

16.1
Each Plan Participant is obliged to comply with applicable statutory notification rules (including, without limitation, directors’ dealings notification rules) and other legal requirements or restrictions in connection with the grant, exercise or settlement of Options and Zero-Priced Options or the sale of Shares or ADSs to be delivered in connection with the settlement of Options and Zero-Priced Options (if any).

16.2
Each Plan Participant is further obliged to comply with applicable insider policies of the Spark Group in connection with the exercise or settlement of Options and Zero-Priced Options and the sale of Shares or ADSs to be delivered in connection with the settlement of Options and Zero-Priced Options (if any).

16.3
Each Plan Participant acknowledges and accepts that Spark may disclose or publish the Plan Participant’s participation in the LTI in order to comply with statutory notification or disclosure requirements or recommendations under applicable Governance Codes.

Terms & Conditions of the Long Term Incentive Plan

16.4
Each Plan Participant further acknowledges and accepts that Spark may be required by applicable laws or regulations to cancel or restrict the rights of the Plan Participants under the LTI. In particular, Spark reserves the right to introduce general transfer restrictions (including, without limitation, a lock-up period) for Shares or ADSs to be delivered upon settlement of Options (if any) if, and to the extent, this is or becomes required in order for the LTI to comply with applicable laws and regulations (including, without limitation, applicable laws and regulations of foreign jurisdictions).

§ 17
Taxes and Public Charges

17.1
Any personal income tax liabilities, levies and/or public charges (including social security except for such part of social security to be borne by the employer under applicable statutory law) incurred in connection with the grant, vesting and/or settlement of Options and Zero-Priced Options and/or the sale of Shares or ADSs to be delivered under the Share Settlement of Options and Zero-Priced Options shall be borne by the applicable Plan Participant.

17.2
To the extent that Spark or the applicable company of the Spark Group by which the Plan Participant is or has been employed is obliged to comply with the respective legal provisions at the time of the grant, the vesting and/or the settlement of Options and Zero-Priced Options, e.g. payment of wage tax, solidarity surcharge, social security and/or similar levies (together, the "Taxes"), Spark and/or the relevant company of the Spark Group (or, as the case may be, the Administrator on behalf of Spark and/or the applicable company of the Spark Group) is entitled to withhold the respective amounts from (i) the wage payments of the Plan Participant, (ii) payments under the Cash Settlement and/or (iii) proceeds of a sale of Shares or ADSs through an Administrator in connection with a Share Settlement.

17.3
If, and to the extent, the amount of applicable Taxes is not withheld pursuant to § 17.2 above, Spark shall be entitled to request (on its own behalf or on behalf of the applicable company of the Spark Group) that the Plan Participant, at the discretion of Spark, advances or reimburses such amount to Spark and/or the applicable company of the Spark Group.

17.4	Spark does not warrant, and shall not be liable for, a certain tax treatment of the LTI and/or the provisions of these Terms & Conditions.

§ 18
No Company Practice;
No Remuneration for Services in the Past

18.1
Any Option and Zero-Priced Option grants and other grants under the LTI are granted by Spark voluntarily and do not create a company practice (betriebliche Übung). There shall be no right of a Plan Participant to be granted further Options and Zero-Priced Options under

Terms & Conditions of the Long Term Incentive Plan

this LTI or to participate in any other incentive plan neither at the level of Spark nor any other company of the Spark Group. The foregoing shall also apply in the case of a repeated grant of rights under any such plan.

18.2
Options and Zero-Priced Options are not granted under the LTI as remuneration or premium for services provided by the respective Plan Participant to Spark or any other company of the Spark Group in the past. They are exclusively granted as voluntary remuneration for future services of the respective Plan Participants within the Spark Group with the purpose of enhancing motivation and retention of the Plan Participant and thereby fostering a sustainable development of Spark and the Spark Group.

§ 19
Final Provisions

19.1	These Terms & Conditions shall be governed by, and construed in accordance with, the substantive laws of the Federal Republic of Germany.

19.2
To the extent legally permissible, the competent courts in Berlin shall have non-exclusive jurisdiction over all disputes arising in connection with the LTI and these Terms & Conditions and/or in connection with the rights and obligations of Spark or the Plan Participants thereunder.

19.3
Any amendment, supplementation or suspension of these Terms & Conditions, including this provision, shall be valid only if made in writing (schriftlich) except where a stricter form is required by mandatory law.

19.4
Should any provision of these Terms & Conditions be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any gap in these Terms & Conditions.

January 2020
Spark Networks SE

Spark Networks SE | Kohlfurter Strasse 41/43 | 10999 Berlin

PRIVATE / CONFIDENTIAL
Mr[s].
[Name]
[Address]

Berlin, [●]

Re: 2020 Long Term Incentive Plan of Spark Networks SE
Here: Grant of Options

Dear Mr[s]. [Name]
We are very happy to inform you that you will participate in Spark’s 2020 Long Term Incentive Plan (“LTI 2020”).
The LTI 2020 is a long term incentive plan which has been established by Spark Networks SE for selected executives and employees of Spark Networks SE and its subsidiaries (collectively, "Spark Group") appreciating their outstanding commitment to the Spark Group and the important role they will play for Spark’s success.
The LTI 2020 and the virtual stock options granted thereunder are governed by the terms and conditions attached hereto as Annex (the "LTI Terms & Conditions").
* * *
Subject to your timely acceptance of this Letter of Grant, you are hereby granted
[a total number of [●] (in words: [●]) Options, each with a Strike Price per Option of USD [●] and with [●] as the Grant Date (the "Options"); as well as]
[a total number of [●] (in words: [●]) Zero-Priced Options, each with a Strike Price per Option of USD 0,00 and with [●] as the Grant Date] (the “Zero-Priced Options”, together with the Options, "Both Options").]
Both Options granted to you shall be governed by the LTI Terms & Conditions attached hereto as Annex and as amended by the following provisions - capitalized terms not otherwise defined herein shall have the meaning assigned to them in the LTI Terms & Conditions:

Spark Networks SE | Kohlfurter Strasse 41/43 | 10999 Berlin

If you are a U.S. taxpayer, exercise and settlement of the Zero-Priced Options granted to you hereunder shall, pursuant to Section 1.3(ii) of the Plan, in all events occur on or before March 15th of the calendar year following the year in which the Vesting Date occurs; provided that, to the extent not yet exercised as of the Settlement Reference Date that immediately precedes the last Settlement Date on or prior to such March 15th, such Zero-Priced Options shall be deemed exercised as of such Settlement Reference Date and, notwithstanding anything else herein, settled on such Settlement Date in accordance with Section 8 or Section 9, as applicable, or to the extent Spark reasonably anticipates that such settlement will violate US securities laws or other applicable law, on the earliest practicable date on which such settlement would not cause such violation.
If you wish to accept such grant of Both Options, we kindly ask you to countersign and return this Letter of Grant as documentation of your consent to the HRM organization at Spark Networks Services GmbH or Spark Inc. respectively not later than by
[●] (date of receipt by Spark Networks SE).
The enclosed copy of this Letter of Grant is for your records. We strongly recommend that, before accepting our offer, you should carefully read the enclosed LTI Terms & Conditions of the LTI 2020. HR and Legal are there to answer questions but we recommend to consider consulting your personal legal, financial and tax advisors.
As the participation in the LTI 2020 is offered only to selected persons, you are requested not to disclose details of the participation offered to you (including the LTI Terms & Conditions) to any third party, including your colleagues within the Spark Group.
Thanks again for your great work and we very much looking forward to drive Spark’s success together with you.

Yours sincerely,

Spark Networks SE
Represented by

________________________

Annex:

Terms & Conditions of the of the 2020 Long Term Incentive Plan of Spark Networks SE dated January 2020

* * *

Spark Networks SE | Kohlfurter Strasse 41/43 | 10999 Berlin

I have received the Terms & Conditions of the 2020 Long Term Incentive Plan of Spark Networks SE. I hereby accept the grant of Both Options as set forth above and the according Terms & Conditions of the 2020 Long Term Incentive Plan of Spark Networks SE:

, this

[Name printed] / Signature of Participant